Exhibit 4.2

TRANS UNION LLC

TRANSUNION FINANCING CORPORATION

11 3/8% Senior Notes due 2018

This Global Note is held by the Depositary (as defined in the Indenture governing this Note) or its nominee in custody for the benefit of the beneficial owners hereof, and is not transferable to any person under any circumstances except that (i) the Trustee may make such notations hereon as may be required pursuant to Section 2.06(h) of the Indenture, (ii) this Global Note may be exchanged in whole but not in part pursuant to Section 2.06(a) of the Indenture, (iii) this Global Note may be delivered to the Trustee for cancellation pursuant to Section 2.11 of the Indenture and (iv) this Global Note may be transferred to a successor Depositary with the prior written consent of the Issuers. Unless and until it is exchanged in whole or in part for Notes in definitive form, this Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. Unless this certificate is presented by an authorized representative of the Depository Trust Company (55 Water Street, New York, New York) (“DTC”) to the Issuers or their agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of CEDE &Co. or such other name as may be requested by an authorized representative of DTC (and any payment is made to CEDE &Co. or such other entity as may be requested by an authorized representative of DTC), any transfer, pledge or other use hereof for value or otherwise by or to any person is wrongful inasmuch as the registered owner hereof, CEDE &Co., has an interest herein.

CUSIP 893342AC9

ISIN US893342AC92

GLOBAL NOTE

representing up to

$

11 3/8% Senior Notes due 2018

No. B-	$

TRANS UNION LLC

TRANSUNION FINANCING CORPORATION

promises to pay to CEDE & CO. or registered assigns, the principal sum of                              Million United States Dollars on June 15, 2018.

Interest Payment Dates: June 15 and December 15

Record Dates: June 1 and December 1

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated:                 , 2011

TRANS UNION LLC

By:
Name:
Title:

TRANSUNION FINANCING CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK,
NATIONAL ASSOCIATION,
not in its individual capacity, but solely as Trustee

By:
Authorized Signatory

TRANS UNION LLC

TRANSUNION FINANCING CORPORATION

11  3/8% Senior Notes due 2018

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.         Interest.  Trans Union LLC, a Delaware limited liability company (“Trans Union LLC”) and TransUnion Financing Corporation, a Delaware corporation (“Co-Issuer” and, together with Trans Union LLC, the “Issuers”), promises to pay interest on the principal amount of this Note at 11 3/8% per annum from                     , 2011 until maturity. The Issuers will pay interest semi-annually in arrears on June 15 and December 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided, that the first Interest Payment Date shall be                      15, 2011. The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2.         Method of Payment.  The Issuers will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on June 1 or December 1 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, provided, that payment by wire transfer of immediately available funds will be required with respect to principal of, and interest and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Issuers or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3.         Paying Agent and Registrar.  Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to the Holders. The Issuers or any of Trans Union LLC’s Subsidiaries may act in any such capacity.

4.         Indenture.  The Issuers issued the Notes under an Indenture, dated as of June 15, 2010 (the “Indenture”), among Trans Union LLC, TransUnion Financing Corporation, the Guarantors named therein and the Trustee. This Note is one of a duly authorized issue of notes of the Issuers designated as the 11 3/8 % Senior Notes due 2018. The Issuers shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The Notes (the “Notes”) and any Additional Notes will be separate series of Notes, but shall be treated as a single class of securities under the Indenture, unless otherwise specified in the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5.         Optional Redemption.

(a)         Except as described below under clauses 5(b) and 5(c) hereof, the Notes will not be redeemable at the Issuers’ option before June 15, 2014.

(b)         At any time prior to June 15, 2014, the Issuers may redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder of Notes, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, and accrued and unpaid interest, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date.

(c)         Until June 15, 2013, the Issuers may, at their option, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes at a redemption price equal to 111.375% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, with the net cash proceeds of one or more Initial Public Offerings to the extent such net cash proceeds are received by or contributed to Trans Union LLC; provided, that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes that are Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided, further, that each such redemption occurs within 90 days of the date of closing of such Initial Public Offering.

(d)         On and after June 15, 2014, the Issuers may redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days’ prior notice by first-class mail, postage prepaid, with a copy to the Trustee, to each Holder of Notes at the address of such Holder appearing in the security register, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on June 15 of each of the years indicated below:

Year	Percentage

2014	105.688%
2015	102.844%
2016 and thereafter	100.000%

(e)         Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6.         Mandatory Redemption. The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7.         Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the Redemption Date (except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture) to each Holder whose Notes are to be redeemed at its registered address. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess thereof, unless all of the Notes held by a Holder are to be redeemed. On and after the Redemption Date interest ceases to accrue on Notes or portions thereof called for redemption.

8.         Offers to Repurchase.

(a)         Upon the occurrence of a Change of Control, the Issuers shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of each Holder’s Notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase (the “Change of Control Payment”). The Change of Control Offer shall be made in accordance with Section 4.14 of the Indenture.

(b)         If the Issuers or any of its Restricted Subsidiaries consummates an Asset Sale, within 10 Business Days of each date that Excess Proceeds exceed $20.0 million, the Issuers shall commence an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes (including any Additional Notes) and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes (including any Additional Notes) and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of Notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Issuers prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” attached to the Notes.

9.         Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

10.         Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11.         Amendment, Supplement and Waiver. The Indenture, the Subsidiary Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

12.         Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default occurs and is continuing, the Trustee or the

Holders of at least 25% in principal amount of the then outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Note Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default (except a Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or and its consequences under the Indenture except a continuing Default in payment of the principal of, premium, if any, or interest on, any of the Notes held by a non-consenting Holder. The Issuers and each Note Guarantor (to the extent that such Note Guarantor is so required under the Trust Indenture Act) is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required within five (5) Business Days after becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action the Issuers proposes to take with respect thereto.

13.         Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

14.         Governing Law. The laws of the State of New York shall govern and be used to construe the Indenture, the Notes and the Guarantees, but without giving effect to applicable principles of conflicts of law to the extent that application of laws of another jurisdiction would be required thereby.

15.         CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

555 West Adams Street

Chicago, IL 60661

Fax No.: (312) 466-7706

Attention: General Counsel

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’ legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuers pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10         [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuers pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The initial outstanding principal amount of this Global Note is $                    . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian